UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2013

OPKO Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.
Miami, Florida		33137
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (305) 575-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Note Purchase Agreement

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2013, OPKO Health, Inc. (the “Company”) entered into note purchase agreements, dated January 25, 2013, with various purchasers (collectively, the “Purchasers”) for the sale of $175.0 million aggregate principal amount of 3.00% convertible senior notes due 2033 (the “Notes”) to qualified institutional buyers and accredited investors (collectively, the “Note Purchase Agreement”) in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Purchasers of the Notes include Frost Gamma Investments Trust, a trust affiliated with Dr. Phillip Frost, our Chairman and Chief Executive Officer, and Hsu Gamma Investment, L.P., an entity affiliated with Jane H. Hsiao, our Vice Chairman and Chief Technology Officer. The Notes were issued on January 30, 2013.

Indenture and Notes

The Notes are governed by the terms of an Indenture, dated January 30, 2013, by and between the Company and Wells Fargo Bank, National Association, as trustee thereunder (the “Indenture”). The Notes are the Company’s senior unsecured obligations and rank equally with all of the Company’s other existing and future senior unsecured debt. The Notes are not guaranteed by any of the Company’s subsidiaries. The Notes bear interest at the rate of 3.00% per year, payable semiannually on February 1 and August 1 of each year, beginning August 1, 2013. The Notes will mature on February 1, 2033, unless earlier repurchased, redeemed or converted.

The Notes will be convertible at any time on or after November 1, 2032, through the second scheduled trading day immediately preceding the maturity date, at the option of the holders. Additionally, holders may convert their Notes prior to the close of business on the scheduled trading day immediately preceding November 1, 2032, under the following circumstances: (1) conversion based upon satisfaction of the trading price condition relating to the Notes; (2) conversion based on the common stock price; (3) conversion based upon the occurrence of specified corporate events; or (4) if the Company calls the Notes for redemption. The Notes will be convertible into cash, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or a combination of cash and shares of Common Stock, at the Company’s election unless it has made an irrevocable election of net share settlement. The initial conversion rate for the Notes will be 141.4827 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $7.07 per share of Common Stock), and will be subject to adjustment upon the occurrence of certain events. In addition, the Company will, in certain circumstances, increase the conversion rate for holders who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) and holders who convert upon the occurrence of certain specific events prior to February 1, 2017 (other than in connection with a make-whole fundamental change).

The Company may not redeem the Notes prior to February 1, 2017. On or after February 1, 2017 and before February 1, 2019, the Company may redeem for cash any or all of the Notes but only if the last reported sale price of its Common Stock exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which the Company delivers the redemption notice. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to but not including the redemption date. On or after February 1, 2019, the Company may redeem for cash any or all of the Notes at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to but not including the redemption date.

Upon a fundamental change (as defined in the Indenture), subject to certain exceptions, the holders may require the Company to repurchase all or any portion of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus any accrued and unpaid interest to but not including the fundamental change repurchase date.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; failure by the Company to comply with its obligation to convert the Notes upon exercise of a holder’s conversion right; failure by the Company to provide notice of the anticipated effective date or actual effective date of a fundamental change; failure by the Company to comply with the “Successor Person” Article of the Indenture; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and accrued and unpaid interest on all the Notes immediately due and payable. These amounts become automatically due and payable in the case of certain types of bankruptcy or insolvency events of default.

The Indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any other Person (as defined in the Indenture), unless: (a) either (i) the Company is the surviving corporation, or (ii) if the Company is not the surviving corporation, the resulting, surviving or transferee person (the “Successor Person”) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee all of the Company’s obligations under the Notes and the Indenture; (b) immediately after giving effect to the transaction described above, no Default or Event of Default (as defined in the Indenture), has occurred and is continuing; (c) if as a result of such transaction, the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of the Company or the Successor Person, as applicable, under the Notes and the Indenture or provides adequate assurance that the issuance of securities upon conversion or exchange of the Notes and immediate resale of any such securities received upon conversion or exchange by holders of Notes who are not affiliates of the Company or the Successor Person, has been or will be registered or will not require registration under the Securities Act; and (d) the Company has delivered to the Trustee the officers’ certificate and opinion of counsel required under Article V of the Indenture.

Registration Rights under the Note Purchase Agreement

The Notes and the shares of the Company’s Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. Pursuant to Annex C of the Note Purchase Agreement, the Company has agreed to file with the Securities and Exchange Commission a shelf registration statement covering resales of the Notes and the Common Stock issuable upon conversion of the Notes by June 14, 2013 (the date that is within 135 days of the closing) and to use commercially reasonable efforts to cause the shelf registration statement to become effective by October 27, 2013 (the date that is within 270 days of the closing). Additionally, the Company has agreed to file a shelf registration statement covering resales of the Notes and the Common Stock issuable upon conversion of the Notes and use commercially reasonable efforts to cause such shelf registration statement to become effective prior to calling any of the Notes for redemption (to the extent a shelf registration statement covering resales of the Notes and the underlying Common Stock is not then effective). We will pay additional interest to holders of registrable Notes and Common Stock if the shelf registration statements are not timely filed or made effective, or if the applicable prospectus is unavailable beyond certain permissible time periods.

The foregoing descriptions of the Note Purchase Agreement, the Indenture and Notes is not complete and is qualified in its entirety by reference to the full text of the form of Note Purchase Agreement, which was filed as Exhibit 10.1 to the Form 8-K filed on January 29, 2013, the Indenture, which is filed herewith as Exhibit 4.1, and the full text of the Global Note, which is filed as Exhibit A to the Indenture, the terms of which exhibits are incorporated into this Form 8-K by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be reported under this Item 2.03 is incorporated by reference from Item 1.01 of this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be reported under this Item 3.02 is incorporated by reference from Item 1.01 of this Current Report on Form 8-K. The Notes were issued in reliance upon applicable exemptions from registration under Section 4(a)(2) of and/or Regulation D under the Securities Act only to investors that qualified as “qualified institutional buyers” or “accredited investors” (as such terms are defined under the Securities Act).

Item 8.01	Other Events.

On January 31, 2013, the Company issued a press release announcing the closing of its previously announced $175 million principal amount of 3.00% Convertible Senior Notes due 2033. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of January 30, 2013, between OPKO Health, Inc. and Wells Fargo Bank, National Association.

4.2	Form of 3.00% Convertible Senior Note due 2033 (included as Exhibit A to Exhibit 4.1).

99.1	Press Release of the Company, dated January 31, 2013, regarding the closing of the offering of $175 million convertible senior notes due 2033.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

Date: February 5, 2013	By:	/s/ Juan F. Rodriguez
Name: Juan F. Rodriguez
Title: Senior Vice President-
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of January 30, 2013, between OPKO Health, Inc. and Wells Fargo Bank, National Association.

4.2	Form of 3.00% Convertible Senior Note due 2033 (included as Exhibit A to Exhibit 4.1).

99.1	Press Release of the Company, dated January 31, 2013, regarding the closing of the offering of $175 million convertible senior notes due 2033.